EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
July 23, 2004

Peoples Energy Reports Third Quarter Results
Comments on Outlook for Fiscal 2004 and Fiscal 2005

CHICAGO - Peoples Energy (NYSE: PGL) today reported lower third quarter results compared to the year-ago period, citing lower gas deliveries in the Company's Gas Distribution segment and lower operating results from its Oil and Gas Production unit as key factors in the decline.

For the three months ended June 30, 2004, net income was $5.6 million, or $0.15 per diluted share, compared with $8.0 million, or $0.22 per diluted share in the year-ago quarter. Fiscal year-to-date net income was $91.9 million, or $2.46 per diluted share, compared to $102.5 million, or $2.85 per diluted share a year-ago. Operating income for the current quarter and fiscal year-to-date totaled $17.1 million and $172.2 million, respectively, versus $24.4 million and $199.3 million in the same periods last year.

"Third quarter financial results fell short of our expectations," said Thomas M. Patrick, chairman, president and CEO. "As a result, we now believe that fiscal year 2004 earnings will be in the range of $2.60 to $2.70 per share, excluding any expenses in the fourth quarter related to our recently announced strategic reorganization. While operating results from our diversified energy businesses are expected to be up 25-30% for the entire fiscal year over last year, their strong performance will not overcome the negative effects of warmer weather and conservation on Gas Distribution deliveries."

"Looking ahead to fiscal 2005, we are optimistic that our results will improve over fiscal 2004. Our Gas Distribution business remains fundamentally sound, and we are confident that our recently announced strategic reorganization and other ongoing cost reduction initiatives within the utilities and corporate support organization will provide immediate savings in fiscal 2005. In addition, we expect to continue achieving10% or better growth from our diversified businesses. We are currently in the process of preparing our budget for fiscal year 2005, but on a preliminary basis believe that the current First Call range of analysts' estimates of $2.70 to $2.88 per share is reasonable, assuming normal weather."

The table and discussion on the next page summarize third quarter and fiscal year-to-date operating results for Peoples Energy's business segments:

	Three Months Ended June 30,			Nine Months Ended June 30,
Operating Income (In Millions)	2004	2003	Increase/ (Decrease)	2004	2003	Increase/ (Decrease)
Gas Distribution	$11.3	$19.1	$(7.8)	$142.0	$177.6	$(35.6)

Power Generation	1.7	1.7	0.0	(0.9)	(0.7)	(0.2)
Midstream Services	0.8	(0.8)	1.6	7.6	9.8	(2.2)
Retail Energy Services	0.8	0.8	0.0	8.8	5.1	3.7
Oil and Gas Production	7.4	10.2	(2.8)	31.3	23.8	7.5
Other	(0.1)	(0.1)	0.0	0.1	0.0	0.1
Diversified Energy Businesses	10.6	11.8	(1.2)	46.9	38.0	8.9

Corporate	(4.8)	(6.5)	1.7	(16.7)	(16.3)	(0.4)
Total Operating Income	$17.1	$24.4	$(7.3)	$172.2	$199.3	$(27.1)

Gas Distribution. Operating income was $11.3 million for the third quarter, compared to $19.1 million in the year-ago period. Operating results were negatively impacted by weather that was 8% or 60 degree days warmer than normal and 18% or 153 degree days warmer than the same period last year. Gas deliveries fell 10% to 34 BCF, negatively impacting third quarter operating income by approximately $7 million compared to the year-ago period. The reduction was due to a combination of warmer weather, lower average use per customer and a decrease in customer count. Other factors adversely impacting the comparison with last year include higher pension expense ($3.9 million), and the inclusion in the year-ago period of a $5.6 million reduction in municipal and state utility tax accruals. Partially offsetting these negatives was a $5.5 million decline in bad debt expense from the year-ago period. Key credit and collection metrics continue to improve, and the Company expects that total bad debt expense for fiscal 2004 will be at least $5 million lower compared to fiscal 2003.

On a fiscal year-to-date basis, operating income totaled $142.0 million, versus $177.6 million in the same period last year. Weather was 5% or 305 degree days warmer than normal and 9% or 565 degree days warmer than a year ago. Gas deliveries fell 8% to 209 BCF, negatively impacting fiscal year-to-date operating income by an estimated $23 million compared to the year-ago period. Approximately $14 million (or $0.23 per share) of that decline was attributable to warmer weather. Other factors adversely affecting year-to-date operating income included higher pension expense ($7.1 million), increases in non-labor operating costs, and the inclusion in the year-ago period of a $9.7 million reduction in municipal and state utility tax accruals. Bad debt expense declined $5.0 million compared to the year-ago period.

Power Generation. Operating income totaled $1.7 million for the third quarter while results on a year-to-date basis totaled a $0.9 million operating loss, both virtually unchanged from the year-ago periods. Most of the capacity revenues in the Power Generation segment are recognized in the June to September period, resulting in seasonal operating losses for that segment during the first two fiscal quarters.

Midstream Services. Operating income totaled $0.8 million and $7.6 million on a quarter and fiscal year-to-date basis, respectively, compared to an operating loss of $0.8 million and operating income of $9.8 million in the same periods a year ago. Third quarter results benefited mainly from improved wholesale and asset management activities. The fiscal year-to-date decrease was due primarily to lower results from the hub, partially offset by higher contributions from wholesale and asset management activities and the Company's propane-based peaking facility.

Retail Energy Services. Operating income totaled $0.8 million for the third quarter, unchanged from the same period a year-ago. On a fiscal year-to-date basis, operating results improved by $3.7 million to $8.8 million compared with $5.1 million last year. The increase in both periods was due to continued customer growth and enhanced gas margin and this business remains on track to post outstanding financial results for the full fiscal year.

Oil and Gas Production. Operating income for the fiscal third quarter totaled $7.4 million compared to $10.2 million in the year-ago period. The third quarter benefited from higher net realized commodity prices and higher income from the Company's equity investment in EnerVest Energy, L.P. (EnerVest). However, these benefits were more than offset by higher exploration expense ($3.8 million) related primarily to an unsuccessful well in Louisiana, and higher operating expenses. Gas production was flat compared to the same period a year ago and lower than second quarter levels due to several operational and timing issues in the current quarter. Year over year production growth is expected to approximate 10%, lower than previous projections.

On a fiscal year-to-date basis, operating income totaled $31.3 million, versus $23.8 million in the year-ago period. Year-to-date results benefited from 10% higher production volumes, on a gas equivalent basis, and higher realized commodity prices, as well as higher income from the Company's equity investment in EnerVest ($3.1 million) partially offset by higher exploration expense and higher operating expenses. The Company's acquisition of additional oil and gas properties in late December contributed 3.2 MMCFE per day to production on a fiscal year to date basis, with the balance of the production increase attributable to prior year acquisitions and the continued success of the Company's drilling program. Thus far in fiscal 2004, the Company has drilled or participated in the drilling of 41 new wells, with an overall success rate of 93%.

The following table summarizes third quarter and fiscal year-to-date operating statistics for the Oil and Gas Production segment:
	Three Months Ended June 30,			Nine Months Ended June 30,
	2004	2003	% Change	2004	2003	% Change
Average daily production:
Gas (MMCFD)	64.2	64.4	(0.3)	67.9	62.5	8.6
Oil (MBD)	1.5	1.3	15.4	1.5	1.3	15.4
Gas equivalent (MMCFED)	73.1	72.2	1.2	77.0	70.1	9.8
Net realized price:
Gas (MCF)	$4.60	$4.31	6.7	$4.46	$4.12	8.3
Oil (BBL)	$27.19	$22.72	19.7	$26.27	$22.53	16.6

The following table reflects the Company's hedge positions as of July 22, 2004 for its remaining expected fiscal 2004 production and fiscal 2005 production.
	Volume Hedged (MMBTU)/(MBO)		Weighted Average Prices ($/MMBTU)/($/BBL)
Remaining Fiscal 2004 (July-Sept.)
Gas
Swaps	3,375,000		$4.14
Collars	3,174,000		$4.76-$5.61
	6,549,000	(1)	$4.44-$4.85
Oil
Swaps	113	(2)	$26.60
Fiscal 2005
Gas
Swaps	8,363,750		$4.10
Collars	13,779,750		$4.37-$5.45
	22,143,500	(3)	$4.27-$4.94
Oil
Swaps	418	(4)	$26.94
  Approximately 95% of expected production.
  Approximately 80% of expected production.
  Approximately 75% assuming a 10% increase in production versus 2004.
  Approximately 70% assuming a 10% increase in production versus 2004.

Other

Corporate support expenses declined $1.7 million in the third quarter and were flat year-to-date compared to the year ago periods. The decline for the quarter reflects the impact of a lower Peoples Energy stock price on equity compensation expenses related to stock appreciation rights, partially offset by higher outside services expense.

Interest expense declined $0.2 million in the third quarter and $1.0 million year-to-date compared to the year-ago periods due to lower interest rates.

The fiscal 2004 year-to-date earnings also benefited from a lower effective tax rate mainly due to adjustments in accrued income taxes based on updated estimates of income tax liabilities and due to tax benefits associated with dividends reinvested in Peoples Energy stock under the Company's ESOP.

Higher average common shares outstanding reduced diluted earnings per share by approximately $0.09 year-to-date compared to last year.

Financial

At June 30, 2004, total debt was 50% of total debt plus equity, unchanged from the end of last year's third quarter. It is currently estimated that fiscal 2004 capital spending will total approximately $180 million, with about $85-$90 million of expenditures estimated for the Oil and Gas Production segment and most of the remaining balance targeted for Gas Distribution.

Fiscal 2004 Outlook

Management's expectations of earnings for fiscal year 2004 assumes, among other things, an average NYMEX price of $5.90 per MMBTU for unhedged gas volumes during the remaining open months of fiscal 2004. The estimate also assumes a gain on asset sales in the Power and Gas Distribution segments of approximately $0.10 per share in the fiscal fourth quarter, although the exact timing of such sales is difficult to predict. It also excludes any fourth quarter expenses related to the strategic reorganization of the utilities and corporate support organization that was recently announced.

Earnings Conference Call

Peoples Energy will hold a conference call to discuss financial results for the third quarter of fiscal 2004 on Friday, July 23, 2004, at 9:00 a.m. Central (10:00 a.m. Eastern). To listen to the webcast both live and in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 8237007. The telephone replay will be available approximately two hours after completion of the call through July 28, 2004. The webcast replay will be available through July 30, 2004.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings and capital expenditures for fiscal year 2004. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; the effects of the Company's announced strategic reorganization; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's gas distribution, power generation and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K filed with the SEC under Item 1 - Business and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

		Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended June 30,
(In Thousands, Except Per-Share Amounts)	2004	2003

Revenues	$401,137	$398,147

Equity Investment Income (Loss)	$4,866	$3,811

Operating Income	$17,084	$24,421

Net Income	$5,623	$8,013

Earnings Per Share - Basic	$0.15	$0.22

Earnings Per Share - Diluted	$0.15	$0.22

Average Shares Outstanding - Basic	37,549	36,265

Average Shares Outstanding - Diluted	37,722	36,435

	Nine Months Ended June 30,
(In Thousands, Except Per-Share Amounts)	2004	2003

Revenues	$1,933,042	$1,851,092

Equity Investment Income (Loss)	$6,110	$3,545

Operating Income	$172,176	$199,268

Net Income	$91,877	$102,495

Earnings Per Share - Basic	$2.47	$2.86

Earnings Per Share - Diluted	$2.46	$2.85

Average Shares Outstanding - Basic	37,212	35,867

Average Shares Outstanding - Diluted	37,393	35,999

Common Stock Data
	June 30,
	2004	2003
Annualized dividend rate	$2.16	$2.12
Dividend yield	5.1%	4.9%
Book value per share	$23.70	$23.91
Market price	$42.15	$42.89
Market price as a percent of book value	178%	179%

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Gas Distribution Margin (in thousands)
Total Gas Distribution revenues	$ 234,611	$ 267,031	$ 1,344,010	$1,359,823
Less: Gas costs	118,637	140,187	799,756	783,391
Gross margin (1)	115,974	126,844	544,254	576,432
Less: Revenue taxes (2)	22,257	19,921	125,548	121,824
Environmental costs recovered	3,052	3,262	15,142	20,119
Net margin (1) (2)	$ 90,665	$ 103,661	$ 403,564	$ 434,489

Gas Distribution Deliveries (MDth)
Gas sales
- Residential	15,279	17,753	109,271	120,356
- Commercial	2,731	2,990	18,598	19,445
- Industrial	503	503	3,302	3,878
Transportation	15,319	16,556	77,361	82,346
Total Gas Distribution Deliveries	33,832	37,802	208,532	226,025

Weather
Heating degree days - actual	692	845	6,002	6,567
Heating degree days - percent colder (warmer) than normal	(8.0%)	9.2%	(4.8%)	4.1%

Number of Gas Distribution Customers (average)
Gas sales
- Residential	908,841	911,086	896,648	905,738
- Commercial	46,960	45,525	45,647	45,013
- Industrial	2,941	2,931	2,904	2,918
Transportation	24,488	26,228	24,601	26,342
Total Gas Distribution Customers	983,230	985,770	969,800	980,011

Retail Energy Gas and Electric Customers (at June 30)	22,348	18,175	22,348	18,175

Employees (at June 30)
Gas Distribution	1,877	1,860	1,877	1,860
Diversified Businesses	125	122	125	122
Corporate Support	395	431	395	431
Total Employees	2,397	2,413	2,397	2,413

Megawatt Capacity (at June 30)	805	805	805	805

(1) As used above, net margin is not a financial measure computed under GAAP. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding the Gas Distribution segment's operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

(2) Prior year periods for the three and nine months ended June 30 include a reduction of $5.6 million and $9.7 million, respectively, in municipal and state revenue tax accruals.

Peoples Energy Corporation				Preliminary

Summary of Selected Operating Data (Unaudited) (continued)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2004	2003	2004	2003

Oil and Gas Production
Average daily production:
Gas (MMCFD)	64.2	64.4	67.9	62.5
Oil (MBD)	1.5	1.3	1.5	1.3
Gas equivalent (MMCFED)	73.1	72.2	77.0	70.1

Average index price:
Gas ($/MMBTU) - Henry Hub	$ 6.00	$ 5.41	$ 5.42	$ 5.32
Oil ($/BBL)	$ 38.32	$ 28.91	$ 34.88	$ 30.31

Average hedge price:
Gas ($/MMBTU)	$ 4.78	$ 4.09	$ 4.63	$ 3.97
Oil ($/BBL)	$ 26.60	$ 21.25	$ 26.32	$ 20.68

Percentage hedged:
Gas	100%	78%	91%	78%
Oil	83%	55%	75%	60%

Net realized price:
Gas ($/MCF)	$ 4.60	$ 4.31	$ 4.46	$ 4.12
Oil ($/BBL)	$ 27.19	$ 22.72	$ 26.27	$ 22.53

Peoples Energy Corporation				Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
(In Thousands, Except Per-Share Amounts)	2004	2003	2004	2003

Revenues	$ 401,137	$ 398,147	$ 1,933,042	$1,851,092

Operating Expenses:
Cost of energy sold	247,146	238,092	1,260,197	1,165,829
Operation and maintenance	83,739	84,058	270,106	261,570
Depreciation, depletion and amortization	29,749	27,658	89,641	83,135
Taxes, other than income taxes	29,761	27,729	148,508	144,835
Gains on property sales	(1,476)	-	(1,476)	-
Total Operating Expenses	388,919	377,537	1,766,976	1,655,369

Equity investment income (loss)	4,866	3,811	6,110	3,545

Operating Income	17,084	24,421	172,176	199,268

Other income and expense - net	918	661	2,299	1,751

Interest expense	11,758	12,004	36,420	37,376

Income Before Income Taxes	6,244	13,078	138,055	163,643

Income tax expense	621	5,065	46,178	61,148

Net Income	$ 5,623	$ 8,013	$ 91,877	$ 102,495

Average Shares of Common Stock Outstanding
Basic	37,549	36,265	37,212	35,867
Diluted	37,722	36,435	37,393	35,999
Earnings Per Share of Common Stock
Basic	$ 0.15	$ 0.22	$ 2.47	$ 2.86
Diluted	$ 0.15	$ 0.22	$ 2.46	$ 2.85

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	June 30,	June 30,
(In Thousands)	2004	2003

Assets
Capital Investments:
Property, plant and equipment	$ 3,094,043	$ 2,921,984
Less - Accumulated depreciation, depletion
and amortization	1,201,012	1,103,946
Net property, plant and equipment	1,893,031	1,818,038
Investments in equity investees	130,950	137,216
Other investments	23,847	20,112

Total Capital Investments - Net	2,047,828	1,975,366

Customer Accounts Receivable - net of reserves	267,880	313,455
Other Current Assets	293,819	228,815
Other Assets	445,463	418,606

Total Assets	$ 3,054,990	$ 2,936,242

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 381,864	$ 343,430
Treasury stock	(6,677)	(6,760)
Retained earnings	581,756	567,976
Accumulated other comprehensive income (loss)	(66,390)	(28,988)

Total Common Stockholders' Equity	890,553	875,658
Long-Term Debt	846,330	744,345

Total Capitalization	1,736,883	1,620,003

Current Liabilities
Short-term debt	50,000	152,000
Other	517,212	504,780
Total Current Liabilities	567,212	656,780

Deferred Credits and Other Liabilities	750,895	659,459

Total Capitalization and Liabilities	$ 3,054,990	$ 2,936,242

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
				Retail
	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
(In Thousands)	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Three Months Ended June 30, 2004
Revenues	$ 234,611	$ -	$ 83,506	$ 62,913	$ 30,523	$ 36	$ (10,452)	$ 401,137
Depreciation, depletion and amortization	17,478	32	112	452	11,550	4	121	29,749
Equity investment income (loss)	-	3,091	-	-	1,725	50	-	4,866
Operating income (loss)	11,261	1,695	835	833	7,390	(116)	(4,814)	17,084
Three Months Ended June 30, 2003
Revenues	$ 267,031	$ -	$ 58,859	$ 50,372	$ 27,988	$ 70	$ (6,173)	$ 398,147
Depreciation, depletion and amortization	16,905	32	106	(171)	10,759	4	23	27,658
Equity investment income (loss)	-	2,900	-	-	722	189	-	3,811
Operating income (loss)	19,121	1,704	(800)	792	10,168	(79)	(6,485)	24,421
Nine Months Ended June 30, 2004
Revenues	$1,344,010	$ -	$257,860	$270,627	$93,915	$ 290	$(33,660)	$1,933,042
Depreciation, depletion and amortization	51,441	95	336	1,326	36,093	12	338	89,641
Equity investment income (loss)	-	2,584	-	-	3,119	407	-	6,110
Operating income (loss)	142,009	(954)	7,642	8,802	31,287	111	(16,721)	172,176
Nine Months Ended June 30, 2003
Revenues	$1,359,823	$ -	$233,501	$211,935	$78,122	$141	$(32,430)	$1,851,092
Depreciation, depletion and amortization	50,166	95	319	1,235	31,238	12	70	83,135
Equity investment income (loss)	-	2,690	-	-	55	800	-	3,545
Operating income (loss)	177,603	(740)	9,827	5,100	23,839	15	(16,376)	199,268